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PROSPECTUS SUPPLEMENT NO. 1                     FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus Dated April 5, 2000)         REGISTRATION STATEMENT NO. 333-33664


                                5,500,000 SHARES

                                 CONDUCTUS, INC.

                                  COMMON STOCK

         This prospectus supplement supplements information contained in that certain prospectus dated April 5, 2000, relating to the potential sale from time to time of up to 5,500,000 shares of our common stock by our shareholders, as identified in the section of the prospectus entitled "Selling Shareholders." This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

         The following line items under the table set forth in the section of the prospectus entitled "Selling Shareholders:"

ACI Capital America Fund, L.P............            0    250,000          50,000    300,000          0              0
Seki Technotron Corp.....................            0    25,000            5,000     30,000          0              0

are deleted in their entirety and replaced with the following:

ACI Capital America Fund, L.P............            0    250,000               0    250,000          0              0
Robertson Stephens, Inc..................            0       0             50,000     50,000          0              0
Seki Technotron Corp.....................            0    10,000            2,000     12,000          0              0
Shu Seki.................................            0     5,000            1,000     6,000           0              0
Yoshimi Iwawaki..........................            0     5,000            1,000     6,000           0              0
Robert F. Johnson........................            0     2,500              500     3,000           0              0
Lou Perrone..............................            0     2,500              500     3,000           0              0

         In addition, Nasdaq recently granted its approval for our shares of common stock to be listed on the Nasdaq National Market. Therefore, the phrase "Nasdaq SmallCap Market," as it appears in the prospectus, is deleted and replaced in its entirety with the phrase "Nasdaq National Market."

         All information in this prospectus supplement is as of January 31, 2001.



           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JANUARY 31, 2001